Exhibit 99.1

CounterPath Releases Second Quarter Revenue Guidance

VANCOUVER, CANADA – November 8, 2005 – CounterPath Solutions, Inc. (OTCBB: CTPS), a provider of VoIP (Voice over Internet Protocol), Video over IP, Instant Messaging (IM), and Presence SIP softphones, today announced that it expects revenue for the second quarter ending October 31 to increase approximately 25% compared to the previous quarter ending July 31. The Company plans to report its second quarter results by December 12.

“Consistent with management expectations, we saw a 25% increase in revenue in our second quarter over the previous quarter,” said Mark Bruk, CounterPath Chairman and CEO. “We believe that CounterPath is uniquely positioned to assist our customers in delivering on the promise of Voice over IP in the market. We have made strides over the past two quarters to add significant management talent; we have re-branded the Company and refocused our efforts on assisting our customers in achieving their launch plans. Through the next several quarters we expect to see additional realization of our goals around customer acquisition, product and solution enhancements, revenues and profitability.” *

About CounterPath Solutions, Inc.

CounterPath is a developer of award-winning, high-quality, carrier- grade VoIP (Voice over IP) and Video over IP SIP softphones for service providers, cable operators, Internet telephony service providers, IP PBX manufacturers and OEMs. CounterPath's SIP softphones are available either pre-configured or as a software development kit (SDK), and provide VoIP (Voice over IP), Video over IP, IM (Instant Messaging), and Presence functionality. eyeBeam - CounterPath's feature-rich SIP Video over IP softphone with IM and Presence - recently received both Communications Solutions® Magazine's and INTERNET TELEPHONY® Magazine's "Product of the Year" Award for 2004. CounterPath's Pocket PC SIP Softphone was recently named a 2005 Innovation Award winner from INTERNET TELEPHONY® magazine. With over 120 customers in more than 30 countries, CounterPath technology is deployed in more than 5,400,000 IP endpoints worldwide. For more information please visit www.counterpath.com.

For more information, please contact:

Todd Hanas	Tiffany Zinck
Investor Relations	Media Relations
+1.866.869.8072	+1.604.320.3344 extension 208
thanas@counterpath.com	pr@counterpath

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release are marked by an asterisk (*) and include statements regarding management's belief that: CounterPath expects to see additional realization of the Company’s goals around customer acquisition, product and solution enhancement, revenues and profitability. It is important to note that actual outcomes and CounterPath's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as CounterPath's ability to remain competitive as other parties develop and release competitive products, CounterPath's ability to retain the employees necessary to continue research and development of CounterPath's software products, the success by CounterPath of the sales of its products, the impact of competitive products on the sales of CounterPath's products, the impact of technology changes on CounterPath's software products and on the VoIP industry, the compatibility of CounterPath's software products with new computer operating systems, the rate of adoption by service providers and the general public of VoIP as a replacement for regular and cellular phone service, general economic conditions as they affect CounterPath's prospective customers, the ability of CounterPath to control costs operating, general administrative and other expenses, and insufficient investor interest in CounterPath's securities which may impact on CounterPath's ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in CounterPath's quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and CounterPath's other disclosure documents filed from time-to-time with the Securities and Exchange Commission.